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                                                                      Exhibit 99

                          [Clinicor, Inc. Letterhead]


News Announcement

CONTACT:
Thomas P. O'Donnell                                     David C. Collins
President                                               Jaffoni & Collins
512/344-3357                                            Incorporated
                                                        212/505-3015  or
                                                        dccjci@aol.com

FOR IMMEDIATE RELEASE

CLINICOR ELECTS BOARD OF DIRECTORS, PREVIEWS FIRST QUARTER RESULTS, NAMES JAMES
W. CLARK AS CFO

Austin, TX (May 13, 1997) -- Clinicor, Inc. (OTCBB: CLCR) announced, at its annual shareholders' meeting held here today, that a slate of five directors had been elected to the Company's Board of Directors. Additionally, Price Waterhouse LLP was ratified as the Company's auditors for the year ending December 31, 1997. Clinicor also announced that James W. Clark, Jr., CPA, 45, has been named Chief Financial Officer of the Company, effective immediately.

At the shareholders meeting Clinicor management previewed its first quarter results, highlighting the continued growth of its revenue and backlog. Gross revenues for the first quarter ended March 31, 1997 are expected to increase to approximately $2.5 million, compared to $855,000 in the comparable year-ago period, a 192% increase. The net loss applicable to common stock, after giving effect to preferred stock dividends, is expected to be approximately $600,000, or approximately $0.15 per share, compared to a net loss applicable to common stock of $75,000, or $0.02 per share, in the year-ago first quarter. The increase in the net loss applicable to common stock is largely due to increased SG&A expenses related to the expansion of Clinicor's professional and administrative staff and infrastructure, in support of its growing backlog, and its sales and marketing effort. This increase more than offset a modest increase in gross profit margins.

The Company also announced it is currently seeking additional equity capital and bank financing to fund its growing base of contract activity and increased sales and marketing efforts. In that connection, Clinicor also reported that it has withdrawn its November 1996 application for listing on the Nasdaq SmallCap Market and that it intends to re-apply for listing on the SmallCap Market following completion of the proposed financing.
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Jim Clark joins Clinicor from Bay Resources, Inc., a Florida-based computer leasing and consulting firm, where he served as Vice President of Finance, Treasurer and Chief Financial Officer. While at Bay Resources, Mr. Clark oversaw all of the Company's financial management, credit line development, leasing and debt financing activities. Mr. Clark also developed the business plan that enabled the Company to grow revenues from $12 million to $85 million over his eight year tenure.

Prior to joining Bay Resources, Mr. Clark was a management consultant providing merchant banking services and initiating venture capital investments on behalf of medium-sized Florida companies. From 1979 to 1985, Mr. Clark served first as Chief Financial Officer and then as a consultant to Crime Control, Inc., an Indiana-based home security alarm and services firm. Mr. Clark oversaw a 15-fold increase in Crime Control's revenues and its 1982 initial public offering. As CFO, Mr. Clark managed the Company's accounting and tax departments, its management information systems, its merger and acquisition program and its investor relations function, and later oversaw two additional offerings of common stock. Mr. Clark began his career at the Indianapolis, Indiana offices of Ernst & Young, having received a Bachelor of Arts degree from Butler University. He is a Certified Public Accountant.

Mr. O'Donnell commented, "We are extremely pleased with our operating progress and the appointment of Jim Clark as CFO. Jim brings to Clinicor a valuable skill set, a broad base of experience and most importantly, a successful track record of helping fast growing companies to manage their growth and increase profitability. His financial management skills, public company experience, history of successful business plan execution, and ability to build long-term banking and finance relationships are of tremendous value to Clinicor as we seek to expand our market share in the CRO industry."

Clinicor, Inc., an Austin, Texas-based contract research organization (CRO), provides Phase I through Phase IV clinical trials management, including patient recruitment, monitoring, data management services and regulatory consultation, to the pharmaceutical, biotechnology and medical device industries. Clinicor differentiates itself through a unique operating model that emphasizes its specialized patient recruitment, patient management and study monitoring capabilities. Clinicor's approach accelerates the recruitment of suitable patient populations and enhances the accuracy of clinical data, resulting in high caliber clinical trial services offering significant value to the sponsor.

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The forward-looking statements in this press release involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the timing and performance of contracts, the management of growth, and other risks. Actual results may differ materially from management expectations. Detailed information concerning factors that could cause actual results to differ materially from management's expectations is available in the "Management's Discussion and Analysis" portion of the Company's recent report on Form 10-KSB for the year ended December 31, 1996.

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